Miller Energy Resources, Inc. Prices Offering of Its Series D Preferred Stock September 25, 2013

KNOXVILLE, Tenn.--(MARKETWIRED)-- Miller Energy Resources, Inc. (NYSE: MILL) (the “Company”) announced today that it has priced an underwritten public offering of its 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) (the “Series D Preferred Stock”) at a public offering price of $25.00 per share. Gross proceeds to the Company are expected to be approximately $25 million. Closing of the offering is scheduled for September 30, 2013, subject to customary closing conditions. The Company expects to file an application to list the Series D Preferred Stock on the New York Stock Exchange LLC. MLV & Co. LLC and Maxim Group LLC are acting as Joint Book-Running Managers for the offering. Aegis Capital Corp., Dominick & Dominick LLC, Ladenburg Thalmann & Co. Inc., National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD) and Northland Capital Markets, are acting as Co-Managers.

The offering is being made pursuant to the Company’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission (“SEC”). A final prospectus supplement relating to the offering will be filed with the SEC. The Company intends to use the net proceeds, if any, from the offering for general corporate purposes, although if the Company is prohibited under its senior credit facility from using funds from any other source, some of the funds may be applied to the payment of dividends on its preferred stock (including this offering) payable on the upcoming December 1, 2013 dividend date, as more fully described in the prospectus supplement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The offering of these securities will be made only by means of a prospectus and related prospectus supplement, when available. Before you invest, you should read the prospectus in the registration statement and related prospectus supplements and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. Copies of the prospectus and accompanying preliminary prospectus supplement relating to these securities may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or by written request to Miller Energy Resources, Inc., 9721 Cogdill Road, Suite 302, Knoxville, TN 37932. Alternatively, you may obtain these documents by contacting the underwriters at MLV & Co. LLC, 1251 Avenue of the Americas, New York, NY 10020, Attention: Randy Billhardt, Email: rbillhardt@mlvco.com; Telephone: (212) 542-5882 or Maxim Group LLC, 405 Lexington Avenue, 2nd FL, New York, NY 10174, Attention Paul LaRosa, Email: plarosa@maximgrp.com; Telephone: (212) 895-3695.

About Miller Energy Resources, Inc.

Miller Energy Resources, Inc. is an independent exploration and production company that utilizes seismic data and other technologies for geophysical exploration and development of oil and gas wells in the Appalachian region of East Tennessee and in south central Alaska. During fiscal 2013, we continued to develop our oil and gas operations which we acquired from Pacific Energy Resources in December 2009 through a bankruptcy proceeding, including onshore and offshore production and processing facilities, the offshore Osprey platform, and approximately 700,000 lease or exploration license acres of land, along with hundreds of miles of 2-D and 3-D geologic seismic data, miscellaneous roads, pads, pipelines and facilities.

Forward Looking Statements

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including with regard to the Company’s planned offering of the Series D Preferred Stock and the intended use of proceeds. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by Miller Energy Resources Inc. from time to time with the Securities and Exchange Commission. Miller Energy Resources, Inc. undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events, except as may be required by applicable law or regulation.

Contact:

Derek Gradwell

MZ Group
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us